SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K




                         CURRENT REPORT




               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of Earliest Event Reported) May 24, 1996





                      WESTERN RESOURCES, INC.
     (Exact name of Registrant as Specified in Its Charter)





           KANSAS                     1-3523               48-0290150
(State or Other Jurisdiction of    (Commission         (Employer
Incorporation or Organization      File Number         Identification No.)



  818 KANSAS AVENUE, TOPEKA, KANSAS                      66612
(Address of Principal Executive Offices)                    (Zip Code)




Registrant's Telephone Number Including Area Code (913) 575-6300

                      WESTERN RESOURCES, INC.

Item 5. Other Events

     On May 22, 1996, Western Resources issued the attached news release stating that it had filed testimony in its regulatory proceeding pending before the Kansas Corporation Commission (KCC) supporting its plan to lower retail electric rates by approximately $92 million over seven years.

     On the same day the staff of the KCC filed testimony purporting to support revenue surpluses of approximately $58.5 million for KGE operations and approximately $46.5 million for KPL operations and proposing a commensurate rate reduction.

     Hearings will be held later in the year. Western Resources intends to vigorously oppose the staff recommendations. The final decision on the proposed rate reductions will be made by the Commission following the hearing.


     The following news release was issued by Western Resources on May 22, 1996:


              WESTERN RESOURCES FILES TESTIMONY TO
      ELECTRIC RATE CASE AT KANSAS CORPORATION COMMISSION

   COMPANY REMAINS COMMITTED TO LOWERING RATES BY $92 MILLION

     TOPEKA, Kansas, May 22,1996 -- Western Resources today filed testimony in its regulatory plan pending before the Kansas Corporation Commission supporting its plan to lower electric rates by approximately $92 million during the next seven years.

     "Our filing today shows that our electric rates are where they should be, and plans for future reductions of $92 million have a solid foundation," said John E. Hayes, Jr., Western Resources chairman of the board and chief executive officer.

     On August 17, 1995, Western Resources filed a regulatory plan to accelerate depreciation on the Wolf Creek Generating Station and simultaneously reduce rates for KGE electric retail customers. The plan proposes $8.7 million in annual reductions over the next seven years for a total of approximately $61 million in reductions for KGE retail electric customers.

     In addition, Western Resources' recent KCPL merger proposal would add $21 million in annual electric rate reductions for KCPL customers and another $10 million annually for KGE electric retail customers.

     Western Resources earnings figures were calculated with the assistance of two private consulting firms -- Benore Financial
Consultants, New London, Connecticut; and Applied Energy Group,
Hauppauge, New York.

     "Whatever our cost of service studies show, we are keenly aware of the competitive forces that necessitate lowering rates, not raising them," said Hayes. "We are ready and willing to move forward to ensure that we are implementing our series of rate reductions in a timely manner to benefit customers."

     Hayes said that if the KCC approves the pending rate reduction plan and merger proposal with KCPL, KGE and KCPL retail electric rates would be 10 percent below the current national average by 2002. KPL rates, already 27 percent below the national average, are expected to remain stable.




Western Resources (NYSE:WR) is a diversified energy company. Its utilities, KPL and KGE, operating in Kansas and Oklahoma, provide natural gas service to approximately 650,000 customers and electric service to approximately 600,000 customers. Through its subsidiaries, Westar Business Services, Westar Consumer Services, Westar Capital, and The Wing Group, energy-related products and services are developed and marketed in the continental U.S., and offshore.

 For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

                             SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.





Date     May 24, 1996                By      /s/ Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller